Exhibit No. 99.1
PRESS RELEASE
For Information Contact:
Henry Scaramelli
Chief Financial Officer
Datascope Corp.
(201) 307-5435
www.datascope.com
FOR IMMEDIATE RELEASE:
Datascope Reports Sharply Higher Earnings from Continuing Operations in the Third Quarter of Fiscal 2008
Montvale, NJ, May 8, 2008 . . . Datascope Corp. (NASDAQ: DSCP) today reported that GAAP net earnings from continuing* operations in the third quarter of fiscal 2008 rose 29% to $9.0 million from $7.0 million last year, or $0.58 versus $0.45 per diluted share, as revenues increased 6% to $61.3 million. Favorable foreign currency translation increased sales by $1.4 million. A substantially lower tax rate from favorable tax adjustments contributed to third quarter net earnings from continuing operations.
Non-GAAP net earnings in the third quarter increased 40% to $9.0 million from $6.4 million, excluding after-tax special income of $0.6 million in the prior year’s third quarter. The increase in non-GAAP pre-tax earnings from continuing operations was 24%.
All further financial items in this press release refer to continuing operations.
Datascope’s Chairman and CEO, Lawrence Saper, commented, “Our strong performance in the quarter underscores the earning power of our continuing operations, in which even a modest gain in revenue produced substantial growth in profits. The exciting news is that sales of intra-aortic balloons (IABs) in the United States posted the most significant gain in many years and the uptrend continues in the current quarter. We believe our Cardiac Assist team has managed to create renewed IAB market growth in the United States. We think of Datascope now as a cardiovascular company, focused on growing two high-gross margin businesses.”
For the nine months ended March 31, 2008, non-GAAP net earnings from continuing operations were $18.7 million, or $1.21 per diluted share versus $15.3 million, or $0.99 per diluted share last year. GAAP net earnings from continuing operations were $26.5 million, or $1.71 per diluted share compared to $13.1 million, or $0.85 per diluted share last year. Sales in the nine-month period were $170.8 million, compared to $164.2 million last year. Favorable foreign exchange translation increased sales by $3.6 million in fiscal 2008 to date.

*	Since Datascope has entered into an agreement to sell its Patient Monitoring (“PM”) business as announced on March 11, 2008, the operating results of the PM business are shown as net earnings from discontinued operations in the Condensed Consolidated Statements of Earnings. Datascope’s continuing operations are primarily comprised of the Cardiac Assist and InterVascular businesses.

Commenting on the Company’s third quarter results, Dr. Antonino Laudani, Datascope’s COO, stated, “We are very pleased with the financial results for the third quarter of fiscal 2008 and with the positive results from marketing the utilization of counterpulsation therapy in the U.S. market. During the third quarter, our Cardiac Assist division succeeded in starting what we believe is a broadly based and sustainable growth uptrend, after years of flat unit sales growth in the United States. We are seeing significant IAB unit growth from increased use as a result of our efforts in showing the clinical value of counterpulsation for the patient. We also believe that a small increase in the number of procedures is also contributing to unit growth. Our approach in the United States is based on the successful model we employed in European markets. InterVascular is also doing well. Unit sales of vascular grafts increased 13% in the third quarter despite a declining market due to the introduction of less invasive technologies. As a result of the re-launch of our Silver graft and the launch of our new ePTFE graft line, the InterVascular division has been able to reverse the downward trend in sales of vascular grafts.”, Dr. Laudani concluded.
Third Quarter Sales Discussion
Cardiac Assist: Third quarter sales increased 6% to a record $49.2 million, primarily reflecting renewed significant sales growth of IABs in the United States coupled with continued growth in international demand for IABs. Sales of IABs grew in all seven direct sales regions. As with the renewal of IAB sales growth in the European market, we believe that renewed IAB sales growth in the United States stems from a reorganized and expanded direct sales force that is focused on the clinical benefits of IAB use, and has led to increasing use in cardiac catheterization and open-heart surgical procedures. Sales calls for our Safeguard™ pressure-assist hemostasis device has also increased our presence in the cardiac catheterization lab and given our sales representatives additional opportunities to promote the use of IABs. At the same time, sales of the Safeguard device continued to show double-digit growth over last year.
Sales in Japan were also strong. The combination of Datascope K.K., our new subsidiary in Japan and our new distributor, USCI Holdings Ltd., has increased our market presence and will give us faster access to the Japanese market. Datascope Japan K.K. is responsible for import, product service, sales support and product surveillance of the Intra-Aortic Balloon Pump business. USCI Holdings Ltd., the Company’s new exclusive distributor, is responsible for sales distribution throughout Japan.
Favorable foreign currency translation contributed $0.8 million to cardiac assist sales in the third quarter.
InterVascular: Third quarter sales rose 19% to $10.6 million, due to the continued growth of peripheral vascular stent products and a 15% increase in vascular graft sales resulting from higher sales in certain international markets that more than offset lower shipments to our U.S. distributor, that is currently implementing an inventory reduction plan. This reduction is expected to be completed in the first quarter of fiscal 2009.
Favorable foreign currency translation contributed $0.6 million to InterVascular sales in the quarter.

Discontinued Operations; Sale of the PM Business
On March 10, 2008, the Company entered into a definitive agreement to sell its PM business to Mindray Medical International Limited. Datascope will receive approximately $209 million in cash at the closing, subject to a working capital adjustment and will retain approximately $31 million of receivables generated by the PM business. Closing conditions have been satisfied and the transaction, which will be effective as of May 1, is expected to close in mid-May.
Datascope estimates that upon the closing and the collection of the PM business receivables it is retaining, the transaction will produce net cash proceeds of approximately $185 million after payments of taxes and transaction-related expenses. Datascope’s Board of Directors is reviewing options for the use of the proceeds. The Board currently intends to return the proceeds to shareholders either through the repurchase of its common stock, special dividends, or a combination to be determined following the closing of the transaction.
Conference Call
Datascope will hold a conference call and webcast to discuss its third quarter fiscal 2008 financial results on May 9, 2008, at 12:00 noon (ET). To access the conference call, please dial (888) 631-5927. You may also access the webcast of the conference call on the Company’s website, www.datascope.com.
Non-GAAP Measures
Datascope prepares its consolidated financial statements in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP. In an effort to provide investors with additional information regarding the Company’s results and to provide a meaningful period-over-period comparison of the Company’s financial performance, the Company uses non-GAAP financial measures as defined by the Securities and Exchange Commission. The differences between U.S. GAAP and non-GAAP financial measures are reconciled below. In presenting comparable results, the Company discloses non-GAAP financial measures when it believes such measures will be useful to investors, analysts and other interested parties in evaluating the Company’s underlying business performance on a comparable basis with past and future reported earnings per share. Management uses the non-GAAP financial measures to evaluate the Company’s financial performance against internal budgets and targets. Importantly, the Company believes non-GAAP financial results should be considered in addition to, and not in lieu of, U.S. GAAP financial measures. These non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles. The Company’s non-GAAP financial measures may be different from non-GAAP financial measures used by other companies.
About Datascope Corp.
Datascope Corp. is the global leader of intra-aortic balloon counterpulsation and a diversified cardiovascular device company that develops, manufactures and markets proprietary products for clinical health care markets in interventional cardiology, cardiovascular and vascular surgery, and critical care. The Company’s products are sold throughout the world through direct sales representatives and independent distributors. Founded in 1964, Datascope is headquartered in Montvale, New Jersey. For news releases, webcasts and other Company information please visit Datascope’s website, www.datascope.com.

Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Many of these risks cannot be predicted or quantified and are at least partly outside our control, including the risk that our Cardiac Assist division will not be able to continue a progressive and sustainable growth trend of IABs in the United States, that the InterVascular division may not be able to continue to reverse the downward trend in sales of vascular grafts, and that market conditions may change, particularly as the result of competitive activity in the markets served by the Company, as well as other risks detailed in documents filed by Datascope with the Securities and Exchange Commission.

Datascope Corp. and Subsidiaries
Condensed Consolidated Statements of Earnings (GAAP)
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net sales	$170,761	$164,237	$61,323	$57,842
Cost of sales	59,608	57,778	20,948	20,787

Gross profit	111,153	106,459	40,375	37,055

Operating expenses:
Research and development expenses	16,875	17,210	6,020	5,544
Selling, general and administrative expenses	69,513	69,062	23,717	22,676
Special items	—	5,574	—	(804)

	86,388	91,846	29,737	27,416

Operating earnings	24,765	14,613	10,638	9,639

Other (income) expense:
Interest, net	(1,555)	(1,823)	(540)	(547)
Dividend income	—	(196)	—	—
Gain on sale of investment	(13,173)	(1,273)	—	—
Other, net	(48)	370	(295)	146

	(14,776)	(2,922)	(835)	(401)

Earnings from continuing operations before income taxes	39,541	17,535	11,473	10,040

Income taxes	13,028	4,473	2,433	3,059

Net earnings from continuing operations	26,513	13,062	9,040	6,981

Net earnings from discontinued operations	1,457	2,667	49	880

Net earnings	$27,970	$15,729	$9,089	$7,861

Net earnings per share, basic:
Continuing operations	$1.73	$0.86	$0.59	$0.46
Discontinued operations	0.09	0.17	—	0.06

Net earnings	$1.82	$1.03	$0.59	$0.52

Weighted average number of common shares outstanding, basic	15,369	15,223	15,407	15,242

Net earnings per share, diluted:
Continuing operations	$1.71	$0.85	$0.58	$0.45
Discontinued operations	0.09	0.17	—	0.06

Net earnings	$1.80	$1.02	$0.58	$0.51

Weighted average number of common shares outstanding, diluted	15,519	15,488	15,566	15,544

Datascope Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands, except per share amounts)
(Unaudited)

	March 31,	June 30,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$17,588	$15,780
Short-term investments	21,088	23,681
Accounts receivable less allowance for doubtful accounts of $2,603	86,593	85,553
Inventories	38,247	59,455
Prepaid income taxes	—	2,293
Prepaid expenses and other current assets	14,736	11,167
Current deferred taxes	7,048	7,238
Current assets of discontinued operations	29,775	—

Total current assets	215,075	205,167

Property, plant and equipment, net of accumulated depreciation of $74,945 and $100,760	51,593	82,812
Long-term investments	24,323	14,346
Intangible assets, net	19,608	26,074
Goodwill	1,781	12,860
Other assets	30,341	34,897
Noncurrent assets of discontinued operations	61,850	—

	$404,571	$376,156

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$9,709	$18,386
Dividends payable	—	1,532
Accrued expenses	12,477	16,129
Accrued compensation	16,190	17,422
Deferred revenue	2,568	4,380
Income taxes payable	3,099	—
Current liabilities of discontinued operations	18,681	—

Total current liabilities	62,724	57,849

Other liabilities	24,461	25,220
Other liabilities of discontinued operations	1,738	—

Commitments and contingencies

Stockholders’ equity:
Preferred stock, par value $1.00 per share:
Authorized 5,000 shares; Issued, none	—	—
Common stock, par value $0.01 per share:
Authorized, 45,000 shares;
Issued, 19,228 and 18,867 shares	192	189
Additional paid-in capital	120,224	109,384
Treasury stock at cost, 3,567 and 3,521 shares	(108,897)	(107,037)
Retained earnings	299,836	294,765
Accumulated other comprehensive loss:
Cumulative translation adjustments	9,843	1,899
Benefit plan adjustments	(5,641)	(5,827)
Unrealized gain (loss) on available-for-sale securities	91	(286)

Total stockholders’ equity	315,648	293,087

	$404,571	$376,156

Datascope Corp. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands, except per share amounts)
(Unaudited)

	Nine Months Ended		Three Months Ended
	March 31,		March 31,
	2008	2007	2008	2007
Net earnings from continuing operations as reported	$26,513	$13,062	$9,040	$6,981
Non-GAAP adjustments, net of tax:
Special items	—	3,693	—	(531)
Gain on sale of investment	(7,791)	(1,273)	—	—
Special dividend income	—	(170)	—	—

Net earnings from continuing operations as adjusted (non-GAAP)	$18,722	$15,312	$9,040	$6,450

Earnings per share from continuing operations, diluted, as reported	$1.71	$0.85	$0.58	$0.45
Non-GAAP adjustments, net of tax:
Special charges	—	0.23	—	(0.04)
Gain on sale of investment	(0.50)	(0.08)	—	—
Special dividend income	—	(0.01)	—	—

Earnings per share from continuing operations, diluted, as adjusted (non-GAAP)	$1.21	$0.99	$0.58	$0.41

Shares used in per share calculation	15,519	15,488	15,566	15,544